Consent of Independent Registered Public Accounting Firm

The Board of Directors
World Acceptance Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-14399, 333-107426, 333-135621, 333-153212, 333-179389) of World Acceptance Corporation of our report dated June 12, 2014, with respect to the consolidated balance sheet of World Acceptance Corporation as of March 31, 2014, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the two-year period ended March 31, 2014, which report appear in the March 31, 2014 annual report on Form 10‑K of World Acceptance Corporation.

/s/ KPMG
Greenville, South Carolina
June 1, 2015